Exhibit 4.47

EXECUTION COPY

Dated 14 December 2005

US$200,000,000

FACILITY AGREEMENT

For

CLOSED JOINT STOCK COMPANY “UKRAINIAN MOBILE COMMUNICATIONS”

arranged by

CITIBANK, N.A.

ING BANK N.V.

as Bookrunner

CITIBANK, N.A.

ING BANK N.V.

RAIFFEISEN ZENTRALBANK ÖSTERREICH AG

as Mandated Lead Arrangers

with

CITIBANK INTERNATIONAL PLC

acting as Agent

Paveletskaya sq. 2, bld. 2

Moscow 115054

Telephone (7-095) 797 9797

Facsimile (7-095) 797 9798

Ref MK/TP

CLAUSE	CONTENTS	PAGE
SECTION 1 INTERPRETATION
1 DEFINITIONS AND INTERPRETATION
SECTION 2 THE FACILITIES
2 THE FACILITIES
3 PURPOSE
4 CONDITIONS OF UTILISATION
SECTION 3 UTILISATION
5 UTILISATION
SECTION 4 REPAYMENT, PREPAYMENT AND CANCELLATION
6 REPAYMENT
7 PREPAYMENT AND CANCELLATION
SECTION 5 COSTS OF UTILISATION
8 INTEREST
9 INTEREST PERIODS
10 CHANGES TO THE CALCULATION OF INTEREST
11 FEES
SECTION 6 ADDITIONAL PAYMENT OBLIGATIONS
12 TAX GROSS-UP AND INDEMNITIES
13 INCREASED COSTS
14 OTHER INDEMNITIES
15 MITIGATION BY THE LENDERS
16 COSTS AND EXPENSES
SECTION 7 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

i

17 REPRESENTATIONS
18 INFORMATION UNDERTAKINGS
19 FINANCIAL COVENANTS
20 GENERAL UNDERTAKINGS
21 EVENTS OF DEFAULT
SECTION 8 CHANGES TO PARTIES
22 CHANGES TO THE LENDERS
23 CHANGES TO THE BORROWER
SECTION 9 THE FINANCE PARTIES
24 ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS
25 CONDUCT OF BUSINESS BY THE FINANCE PARTIES
26 SHARING AMONG THE FINANCE PARTIES
SECTION 10 ADMINISTRATION
27 PAYMENT MECHANICS
28 SET-OFF
29 NOTICES
30 CALCULATIONS AND CERTIFICATES
31 PARTIAL INVALIDITY
32 REMEDIES AND WAIVERS
33 AMENDMENTS AND WAIVERS
34 COUNTERPARTS
SECTION 11 GOVERNING LAW AND ENFORCEMENT
35 GOVERNING LAW
36 ARBITRATION
37 JURISDICTION

ii

SCHEDULE 1 The Original Lenders
SCHEDULE 2 Conditions precedent
SCHEDULE 3 Utilisation Request
SCHEDULE 4 Mandatory Cost formula
SCHEDULE 5 Form of Transfer Certificate
SCHEDULE 6 Form of Compliance Certificate
SCHEDULE 7 Selection Notice
SCHEDULE 8 Parent Guarantee
SCHEDULE 9 Amended and Restated Parent Guarantee

iii

THIS AGREEMENT is dated 14 December 2005 and made between:

(1)                              CLOSED JOINT STOCK COMPANY “UKRAINIAN MOBILE COMMUNICATIONS”, a closed joint-stock company established and existing under the laws of Ukraine registered with number 14333937 and having its registered address at Leiptsyzska St. 15, City of Kyiv, 01015, Ukraine, as borrower (the “Borrower”);

(2)                              CITIBANK, N.A. and ING BANK N.V. as Bookrunners (the “Bookrunners”);

(3)                              CITIBANK, N.A., ING BANK N.V. and RAIFFEISEN ZENTRALBANK ÖSTERREICH AG as Mandated Lead Arrangers (the “Mandated Lead Arrangers”);

(4)                              THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”); and

(5)                              CITIBANK INTERNATIONAL PLC as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1                                      DEFINITIONS AND INTERPRETATION

1.1                            Definitions

In this Agreement:

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formula).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Amended and Restated Parent Guarantee” means the guarantee of the obligations of the Borrower under the Finance Documents by the Parent to be entered into in favour of the Agent (for the benefit of the Finance Parties) substantially in the form set out in Schedule 9 (Amended and Restated Parent Guarantee).

“Annualised Consolidated EBITDA” has the meaning given to it in Clause 19 (Financial Covenants).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the Signing Date to and including the date which is 60 days after the Signing Date.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)                                the amount of its participation in any outstanding Loans under that Facility; and

(b)                               in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in relation to that Facility.

“Borrower Audited Original Financial Statements” means the audited consolidated financial statements of the Borrower for the financial year ending 31 December 2004.

“Borrower Litigation” means any of the claims, proceedings (present or future) and causes of action involving the Parent and/or any of its Affiliates (including the Borrower) relating to or arising out of the sale of the Borrower to the Parent or the acquisition, reorganization or ownership of the Borrower by the Parent.

“Break Costs” means the amount (if any) by which:

(a)                                the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                               the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, London, Moscow, Kyiv and New York City.

“Commitment” means a Facility 1 Commitment or a Facility 2 Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

“Consolidated EBITDA” has the meaning given to it in Clause 19 (Financial Covenants).

“Consolidated Total Debt” has the meaning given to it in Clause 19 (Financial Covenants).

“Consolidated Total Net Worth” has the meaning given to it in Clause 19 (Financial Covenants).

“Debt Service” has the meaning given to it in Clause 19 (Financial Covenants).

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)                                air (including air within natural or man-made structures, whether above or below ground);

(b)                               water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)                                land (including land under water).

“Environmental Law” means all laws and regulations of any relevant jurisdiction which:

(a)                                have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)                               provide remedies or compensation for harm or damage to the Environment; or

(c)                                relate to any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly or health and safety matters.

“Environmental Licence” means any Authorisation required at any time under Environmental Law.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Facilities” means Facility 1 and Facility 2, and “Facility” means either of them.

“Facility 1” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility 1 Commitment” means:

(a)                                in relation to an Original Lender, the amount set opposite its name under the heading “Facility 1 Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility 1 Commitment transferred to it under this Agreement; and

(b)                               in relation to any other Lender, the amount of any Facility 1 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility 1 Loan” means a loan made or to be made under Facility 1 or the principal amount outstanding for the time being of that loan.

“Facility 2” means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility 2 Commitment” means:

(c)                                in relation to an Original Lender, the amount set opposite its name under the heading “Facility 2 Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility 2 Commitment transferred to it under this Agreement; and

(d)                               in relation to any other Lender, the amount of any Facility 2 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility 2 Loan” means a loan made or to be made under Facility 2 or the principal amount outstanding for the time being of that loan.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’

written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means the letter dated on or about the Signing Date between the Mandated Lead Arrangers and the Borrower (or the Agent and the Borrower) setting out the fees referred to in Clause 11 (Fees).

“Final Maturity Date” means the date which is 12 Months after the Signing Date.

“Finance Document” means this Agreement, any Fee Letter, the Mandate Letter, the Parent Guarantee, the Amended and Restated Parent Guarantee and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, the Mandated Lead Arrangers or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                                moneys borrowed;

(b)                               any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                               the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                                receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                  any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)                               any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                               shares which are expressed to be redeemable at the option of the holder on or prior to the Final Maturity Date (but excluding any accrued dividends);

(i)                                   any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)                                   the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“GAAP” means generally accepted accounting principles, standards and practices in the United States of America.

“Group” means the Parent and its Subsidiaries for the time being.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Committee, London.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Lender” means:

(a)                                any Original Lender; and

(b)                               any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)                                the applicable Screen Rate; or

(b)                               (if no Screen Rate is available for Dollars or the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11:00 a.m. on the Quotation Day for the offering of deposits in Dollars for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a Facility 1 Loan or a Facility 2 Loan.

“Majority Lenders” means:

(a)                                if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)                               at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Mandate Letter” means the letter between the Mandated Lead Arrangers and the Borrower dated on or about the date of this Agreement.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formula).

“Margin” means:

(a)                                   in relation to Facility 1, 0.75 (zero point seventy five) per cent. per annum; and

(b)                                  in relation to Facility 2, 2.25 (two point twenty five) per cent. per annum,

subject, in relation to Facility 2, to adjustment in accordance with Clause 8.5 (Adjustment of Margin).

“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)                                the financial condition, operations, assets, prospects or business of any Obligor or the consolidated financial condition, operations, assets, prospects or business of the Group;

(b)                               the ability of any Obligor to perform and comply with their respective obligations under any Finance Document to which they are a party; or

(c)                                the validity, legality or enforceability of any Finance Document, or the rights or remedies of any Finance Party thereunder.

“Measurement Period” has the meaning given to it in Clause 19 (Financial Covenants).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)                               if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“NBU” means the National Bank of Ukraine.

“Obligor” means the Borrower or the Parent.

“Original Financial Statements” means:

(a)                                the Parent Audited Original Financial Statements;

(b)                               the Borrower Audited Original Financial Statements; and

(c)                                the unaudited consolidated financial statements of the Parent for the financial quarter ending 30 September 2005 prepared in accordance with RAS.

“Parent” means Mobile TeleSystems Open Joint Stock Company, an open joint stock company established and existing under the laws of the Russian Federation and having its registered address at 4 Marksistskaya Street, 109147 Moscow, Russian Federation.

“Parent Audited Original Financial Statements” means the audited consolidated and non-consolidated financial statements of the Parent for the financial year ending 31 December 2004.

“Parent Guarantee” means the guarantee of the obligations of the Borrower under the Finance Documents by the Parent to be entered into in favour of the Agent (for the benefit of the Finance Parties) substantially in the form set out in Schedule 8 (Parent Guarantee).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Security” means:

(a)                                any Security on any assets of any corporation existing at the time such corporation is merged or consolidated with or into the Parent or any Subsidiary of the Parent or becomes a Subsidiary of the Parent and not created in contemplation of such event, provided that no such Security shall extend to any other assets;

(b)                               any Security existing on any assets prior to the acquisition thereof by the Parent or any Subsidiary of the Parent and not created in contemplation of such acquisition, provided that no such Security shall extend to any other assets;

(c)                                any Security on any assets securing Financial Indebtedness of the Parent or Financial Indebtedness of any Subsidiary of the Parent incurred or assumed for the purpose of financing all or part of the cost of acquiring, repairing or refurbishing such assets, provided that (i) no such Security shall extend to any other assets; (ii) the aggregate principal amount of all Financial Indebtedness secured by such Security on such assets shall not exceed the lower of (x) the purchase price of such assets and (y) the fair market value of such assets at the time of acquisition, repair or refurbishing; and (iii) such Security attaches to such assets concurrently with the repair or refurbishing thereof or within 90 days after the acquisition thereof, as the case may be;

(d)                               any Security arising by operation of law, including any Security (i) arising in the ordinary course of business with respect to amounts not yet delinquent or being contested by the Parent or a Subsidiary of the Parent in good faith in appropriate proceedings or (ii) for taxes, assessments, government charges or claims, including without limitation those in favour of Russian governmental fiscal authorities;

(e)                                any Security on the assets of any Subsidiary of the Parent securing intercompany Financial Indebtedness of such Subsidiary owing to the Parent or another Subsidiary of the Parent;

(f)                                  any netting or set-off arrangement entered into by a member of the Group with a bank or any other financial institution in the normal course of its banking arrangements for the purpose of netting or setting off its debit and credit facilities with that bank or financial institution;

(g)                               easements, rights-of-way, restrictions and any other similar charges or encumbrances incurred in the ordinary course of business and not interfering in any material respect with the business of the Parent or the business of any Subsidiary of the Parent, including any encumbrance or restriction with respect to an equity interest of any joint venture pursuant to a joint venture agreement;

(h)                               any extension, renewal or replacement of any Security described in clauses (a) to (g) above, provided that (i) such extension, renewal or replacement shall be no more restrictive in any material respect than the original Security; (ii) the amount of Financial Indebtedness secured by such Security is not increased; and (iii) if the assets securing the Financial Indebtedness subject to such Security are changed in connection with such refinancing, extension or replacement, the fair market value of the property or assets is not increased; and

(i)                                   any other Security (excluding any Security described in (a)-(h) above) provided that, immediately after giving effect to such Security, the aggregate amount of all secured Financial Indebtedness of the Group does not exceed 10% of the Parent’s Total Assets.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the London interbank market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations for that currency and period would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“RAS” means generally accepted accounting principles, standards and practices in the Russian Federation.

“Reference Banks” means in relation to LIBOR and Mandatory Cost the principal London offices of the Mandated Lead Arrangers, ABN AMRO Bank N.V., HSBC Bank PLC or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Registration Certificate” means the certificate issued by the NBU confirming the registration of this Agreement.

“Repayment Date” means the date falling 3 Months after the Signing Date, the date falling 6 Months after the Signing Date, the date falling 9 Months after the Signing Date and the Final Maturity Date.

“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status), 17.2 (Binding obligations), 17.3 (Non-conflict with other obligations), 17.4 (Power and authority), 17.6 (Governing law and enforcement), 17.10 (No default), 17.12 (Pari Passu Ranking), 17.13 (No proceedings pending or threatened), 17.14 (Environmental laws and licences) and 17.15 (Telecommunications law and licences).

“Russian Insolvency Law” means the Federal Law of the Russian Federation No. 127-FZ of 26 October 2002 “On Insolvency (Bankruptcy)”.

“Screen Rate” means the British Bankers Association Interest Settlement Rate for Dollars for the relevant period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, lien, pledge or other security interest securing any obligations of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Schedule 7 (Selection Notice) given in accordance with Clause 9 (Interest Periods).

“Significant Subsidiary” means:

(a)                                any Subsidiary of the Parent to which (i) the Parent sells, leases or otherwise transfers its GSM 900 or 1800 licences or (ii) any such licence is re-issued; and

(b)                               any Subsidiary of the Parent (i) whose total assets (or, where such Subsidiary prepares consolidated accounts, whose total consolidated assets) have a book value (as determined by reference to the most recent management accounts of that Subsidiary prepared in accordance with GAAP) equal to or exceeding 10% of the Parent’s Total Assets or (ii) whose gross annual revenues (or, where such Subsidiary prepares consolidated accounts, whose gross annual consolidated revenues) (as determined by reference to the most recent management accounts of that Subsidiary prepared in accordance with GAAP) are equal to or exceed 10% of the Parent’s gross annual consolidated revenues in the year for which the Parent’s most recent consolidated financial statements were prepared.

“Signing Date” means the date of this Agreement.

“Sistema JSFC” means Joint Stock Financial Corporation Sistema.

“Specified Time” means 10.00 a.m. on the Business Day which is three Business Days before the relevant Utilisation Date or, as the case may be, before the first day of the relevant Interest Period.

“Subsidiary” means an entity from time to time of which a person has direct or indirect control or owns directly or indirectly more than 50% of the share capital or similar right of ownership.

“Syndication Date” means (unless otherwise agreed by the Borrower and the Bookrunners) 31 March 2006.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Telecommunications Authorisation” means any Authorisation from any governmental or other regulatory authority necessary in order for each of the Parent and its Significant  Subsidiaries to maintain, operate and conduct its business as it is being conducted in accordance with Telecommunications Laws.

“Telecommunications Laws” means (a) all laws and regulations which relate to telecommunications and/or the business of providing mobile telephone services and (b) all rules, guidelines, policies and regulations made thereunder, that are applicable to each of the Parent and its Significant Subsidiaries and/or the business carried on by it.

“Total Assets” means the book value of the consolidated total assets of the Parent as determined by reference to the Parent’s most recent annual consolidated balance sheet delivered in accordance with paragraph (a) of Clause 18.1 (Financial statements) or, prior to the first delivery, to the Parent Audited Original Financial Statements.

“Total Commitments” means the aggregate of the Total Facility 1 Commitments and the Total Facility 2 Commitments, being $200,000,000 at the Signing Date.

“Total Facility 1 Commitments” means the aggregate of the Facility 1 Commitments, being $103,000,000 at the Signing Date.

“Total Facility 2 Commitments” means the aggregate of the Facility 2 Commitments, being $97,000,000 at the Signing Date.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                the proposed Transfer Date specified in the Transfer Certificate; and

(b)                               the date on which the Agent executes the Transfer Certificate.

“Ukrainian Insolvency Law” means the Law of Ukraine No. 2343-XII of 14 May 1992 “On the Restoration of the Solvency of a Debtor or the Declaration of it as a Bankrupt”.

“Ukrainian Servicing Bank” means JSCB Citibank (Ukraine)..

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US Dollars”, “Dollars”, “USD” and “$” denote the lawful currency of the United States of America.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax and any other tax of a similar nature.

1.2                            Construction

(a)                               Unless a contrary indication appears, any reference in this Agreement to:

(i)                                   the “Agent”, any “Mandated Lead Arranger”, any “Finance Party”, any “Lender”, the “Borrower” and any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                                “assets” includes present and future properties, revenues and rights of every description;

(iii)                             “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management polices of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise;

(iv)                            a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(v)                               “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)                            a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)                         a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)                      a provision of law is a reference to that provision as amended or re-enacted; and

(ix)                              a time of day is a reference to London time.

(b)                              Section, Clause and Schedule headings are for ease of reference only.

(c)                               Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                              A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3                            Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.4                            Governing Language

This Agreement is entered into in both English and Ukrainian language counterparts. In the event of any inconsistency between the English language text and the Ukrainian language text, the English language text shall prevail.

1.5                            Term of the Agreement

This Agreement shall come into force from the date of its proper registration with the NBU (notwithstanding any subsequent modification to or termination of such registration) and shall continue in force until all monies payable under it have been fully paid in accordance with its terms.

SECTION 2
THE FACILITIES

2                                      THE FACILITIES

2.1                            The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrower:

(a)                                a term loan facility in Dollars to be designated “Facility 1” in an aggregate amount equal to the Total Facility 1 Commitments; and

(b)                               a term loan facility in Dollars to be designated “Facility 2” in an aggregate amount equal to the Total Facility 2 Commitments.

2.2                            Finance Parties’ rights and obligations

(a)                               The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                              The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)                               A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3                                      PURPOSE

3.1                            Purpose

The Borrower shall apply all amounts borrowed by it under the Facilities towards its general corporate purposes, including towards the financing of capital expenditure and the refinancing of existing indebtedness.

3.2                            Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4                                      CONDITIONS OF UTILISATION

4.1                            Initial conditions precedent

(a)                               The Borrower may not deliver the first Utilisation Request in respect of Facility 2 unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)                              The Borrower may not deliver the first Utilisation Request in respect of Facility 1 unless the Agent has received all of the documents and other evidence listed in Part I and Part II of

Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2                            Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)                                   no Default is continuing or would result from the proposed Loan;

(ii)                                the Repeating Representations are true in all material respects; and

(iii)                             the Registration Certificate has not been cancelled or amended and remains in full force and effect.

SECTION 3
UTILISATION

5                                      UTILISATION

5.1                            Delivery of a Utilisation Request

The Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than 10:00 a.m. on the day falling 3 Business Days before the proposed Utilisation Date.

5.2                            Completion of a Utilisation Request

(a)                               Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                   it identifies the Facility to be utilised;

(ii)                                the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)                             the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)                            it specifies that the proceeds of the Utilisation are to be credited into account number 2600 5 200092 015 held at the Ukrainian Servicing Bank.

(b)                              Only one Loan may be requested in each Utilisation Request.

5.3                            Currency and amount

(a)                               The currency specified in a Utilisation Request must be Dollars.

(b)                              The amount of the proposed Loan must be:

(i)                                   a minimum of $10,000,000 and integral multiple of $5,000,000 or, if less, the Available Facility; or

(ii)                                in any event such that it is less than or equal to the Available Facility.

5.4                            Lenders’ participation

(a)                               If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)                              The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the relevant Available Facility immediately prior to making that Loan.

(c)                               The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan not later than 5:00 p.m. on the day falling 3 Business Days before the relevant Utilisation Date.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6                                      REPAYMENT

(a)                               The Borrower shall repay the Loans in four equal instalments, by paying on each Repayment Date an amount equal to one quarter of the amount of the Loans outstanding at the close of business on the last day of the Availability Period for the Facilities.

(b)                              The Borrower may not reborrow any part of the Facilities which is repaid.

(c)                               The Borrower shall repay the Loans from account number 2600 5 200092 015 held at the Ukrainian Servicing Bank unless the Agent notifies the Borrower otherwise.

7                                      PREPAYMENT AND CANCELLATION

7.1                            Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)                                that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                               upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)                                the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2                            Voluntary cancellation

The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of $10,000,000) of an Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under that Facility.

7.3                            Voluntary prepayment of Loans

(a)                               The Borrower may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of $5,000,000).

(b)                              A Loan in respect of a Facility may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the relevant Available Facility is zero).

(c)                               Each prepayment shall be applied in satisfaction of the Borrower’s obligations under Clause 6 (Repayment) in the inverse order of maturity of the Loans (or, at the option of the Borrower, pro rata to the remaining principal instalments thereof).

7.4                            Mandatory Prepayment — Change of Control

(a)                               In this Clause 7.4, “Change of Control” means any of the following events or circumstances:

(i)                                   the Parent ceases to be the legal and beneficial owner of not less than 99% of the issued shares of the Borrower or ceases to own or control of not less than 99% of the voting interests of the share capital of the Borrower; or

(ii)                                any person or group of persons acting in concert or under an express or implied agreement or understanding, directly or through one or more intermediaries, shall (x) acquire ultimate beneficial or legal ownership of, or control over, more than 50% of the issued shares of the Parent; (y) acquire ownership of or control over more than 50% of the voting interests in the share capital of the Parent; or (z) obtain the power (whether or not exercised) to elect not less than half of the directors of the Parent; (provided, however, that any acquisition by Sistema JSFC or any of its Subsidiaries that results in the 50% threshold in paragraphs (x) and (y) above being exceeded, or in the power referred to in paragraph (z) above being obtained, will not be a Change of Control).

(b)                              If there is a Change of Control:

(i)                                   the Borrower shall, or (if applicable) shall procure that the Parent shall, promptly notify each Lender (through the Agent) upon the Borrower or (if applicable) the Parent becoming aware of that event;

(ii)                                the Borrower may not make a Utilisation; and

(iii)                             if any Lender (in its sole discretion) so requires, it may, within 5 Business Days of its receipt of the notification under sub-clause (i) above, direct the Agent to send a notice to the Borrower requiring the Borrower to repay that Lender’s participations in the Loans (together with accrued interest) in full on the day (the “Early Repayment Date”) falling 30 days after the date of the notification under sub-clause (i) above. Before the Early Repayment Date, the Lender and the Borrower shall consult with each other for a period of 5 Business Days with respect to the transfer of that Lender’s rights and obligations under this Agreement to another reputable international bank or financial institution nominated by the Borrower (but which is not an Affiliate of the Borrower) in accordance with Clause 22.5 (Procedure for transfer). If no such transfer has been effected on or before the Early Repayment Date, then (x) the Borrower shall repay that Lender’s participations in the Loans (together with accrued interest) in full on the Early Repayment Date and (y) the Commitments of that Lender shall be reduced to zero on that date.

7.5                            Right of repayment and cancellation in relation to a single Lender

If:

(a)                                any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(b)                               any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans on the last day of the Interest Period ending after the date of such notice (or, if earlier, on such other date as specified by the Borrower in that notice) (the “Cancellation Date”). Before the Cancellation Date, the Lender and the Borrower shall consult with each other for a period of 5 Business Days with respect to the transfer of that Lender’s rights and obligations under this Agreement to another reputable international bank or financial institution nominated by the Borrower (but which is not an Affiliate of the Borrower) in accordance with Clause 22.5 (Procedure for transfer). If no such transfer has been effected on or before the Cancellation Date, then (x) the Borrower shall repay that Lender’s participations in the Loans (together with accrued interest) in full on the Cancellation Date and (y) the Commitments of that Lender shall be reduced to zero on that date.

7.6                            Restrictions

(a)                               Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                              Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                               The Borrower may not reborrow any part of a Facility which is prepaid.

(d)                              The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                               No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                                 If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION

8                                      INTEREST

8.1                            Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                Margin;

(b)                               LIBOR; and

(c)                                Mandatory Cost, if any.

8.2                            Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than 6 Months, on the date falling at six monthly intervals after the first day of the Interest Period).

8.3                            Default interest

(a)                               If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 2 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)                              If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                                   the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                                the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 2 per cent. and the rate which would have applied if the overdue amount had not become due.

(c)                               Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4                            Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

8.5                            Adjustment of Margin

(a)                               Subject to this Clause 8.5, the Margin applicable to each Utilisation under Facility 2 shall be reduced to 0.75 (zero point seventy five) per cent. per annum.

(b)                              No adjustment shall be made to the Margin under paragraph (a) above until receipt by the Agent of evidence satisfactory to it that the terms of Clause 20.17 (Parent Guarantee in respect of Facility 2) have been fully complied with, including (for the avoidance of doubt) evidence that the requisite corporate approvals have been correctly obtained.

(c)                               Any adjustment to the Margin under paragraph (a) above shall take effect on the date falling two Business Days after receipt by the Agent of the evidence referred to in paragraph (b) above.

9                                      INTEREST PERIODS

9.1                            Selection of Interest Periods

(a)                               The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)                              Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)                               If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month, subject to paragraph (e) below.

(d)                              Subject to this Clause 9, the Borrower may select an Interest Period of 1, 2 or 3 Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)                               An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

(f)                                 Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)                              Prior to the Syndication Date each Interest Period shall have a duration of 1 Month or such other duration as is advised to the Borrower by the Bookrunners to ensure that such Interest Period shall end on the Syndication Date.

9.2                            Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10                               CHANGES TO THE CALCULATION OF INTEREST

10.1                     Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2                     Market disruption

(a)                               If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)                                   the Margin;

(ii)                                the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)                             the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)                              In this Agreement “Market Disruption Event” means:

(i)                                   at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for Dollars for the relevant Interest Period; or

(ii)                                before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

10.3                     Alternative basis of interest or funding

(a)                               If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                              Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4                     Break Costs

(a)                               The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                              Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11                                FEES

11.1                      Commitment fee

(a)                               The Borrower shall pay to the Agent (for the account of each Lender) a commitment fee, calculated on a daily basis at the rate of 45 per cent of the applicable Margin on that Lender’s Available Commitment under the Facilities for the Availability Period.

(b)                              The commitment fee will accrue from the Signing Date, and is payable in arrears on the last day of each successive Interest Period which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2                      Arrangement fee

The Borrower shall pay to the Mandated Lead Arrangers an arrangement fee in the amount and at the times agreed in the Fee Letter.

11.3                      Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in the Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12                               TAX GROSS-UP AND INDEMNITIES

12.1                     Definitions

(a)                               In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)                              Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2                     Tax gross-up

(a)                               The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                              The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender, it shall notify the Borrower.

(c)                               If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required, subject to fulfilment by each relevant Lender of its obligations under Clause 12.7 (Tax forms).

(d)                              If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)                               Within 45 days of the end of each calendar quarter during which either a Tax Deduction or any payment required in connection with that Tax Deduction was made by the Borrower, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof) demonstrating that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3                     Tax indemnity

(a)                               The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines has been suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                              Paragraph (a) above shall not apply:

(i)                                   with respect to any Tax assessed on a Finance Party:

(A)                           under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)                             under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)                                to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

(c)                               A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)                              A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.

12.4                     Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)                                a Tax Credit is attributable to that Tax Payment; and

(b)                               that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay promptly an amount to the Borrower which that Finance Party determines will leave the Finance Party (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower.

12.5                     Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6                     Value added tax

(a)                               All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on such consideration, that Party shall pay to the Finance Party (or directly to the appropriate tax authority, if so required by law) (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)                              Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

12.7                     Tax forms

(a)                               At least 10 Business Days prior to the date of the first scheduled payment of interest under this Agreement, and within 20 Business Days from the beginning of each calendar year falling after the Signing Date, each Lender shall use its reasonable efforts to provide to the Borrower a document issued by the relevant government authority in its jurisdiction of residence confirming that it is a resident of that jurisdiction.

(b)                              At the request of the Borrower (acting reasonably), each Lender shall use its reasonable efforts to provide any other documentation or information to the Borrower that may be reasonably necessary for the Borrower to establish a complete exemption from Ukrainian withholding tax in relation to payments of interest under this Agreement.

13                               INCREASED COSTS

13.1                     Increased costs

(a)                               Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Signing Date.

(b)                              In this Agreement “Increased Costs” means:

(i)                                   a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                an additional or increased cost; or

(iii)                             a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2                     Increased cost claims

(a)                               A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)                              Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3                     Exceptions

(a)                               Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                   attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)                                compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)                             compensated for by the payment of the Mandatory Cost; or

(iv)                            attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)                              In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14                               OTHER INDEMNITIES

14.1                     Currency indemnity

(a)                               If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                   making or filing a claim or proof against the Borrower;

(ii)                                obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                              The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2                     Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)                                the occurrence of any Event of Default;

(b)                               a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(c)                                funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                               a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3                     Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                                investigating any event which it reasonably believes is a Default; or

(b)                               acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15                               MITIGATION BY THE LENDERS

15.1                     Mitigation

(a)                               Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13.1 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                              Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2                     Limitation of liability

(a)                               The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)                              A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16                               COSTS AND EXPENSES

16.1                     Transaction expenses

The Borrower shall within 15 Business Days of demand pay the Agent, the Bookrunners and the Mandated Lead Arrangers the amount of all reasonable out-of-pocket costs and legal expenses incurred by any of them in connection with the negotiation, preparation, delivery, execution, administration and syndication of:

(a)                                this Agreement and any other documents referred to in this Agreement; and

(b)                               any other Finance Documents executed after the date of this Agreement,

subject, in each case, to the cap on such amounts agreed between the Mandated Lead Arrangers and the Borrower.

16.2                     Amendment costs

If (a) any Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.9 (Change of currency), the Borrower shall, within 10 Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3                     Enforcement costs

The Borrower shall, within 10 Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17                               REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1                     Status

(a)                               It is a closed joint-stock company, duly established, registered and validly existing under the laws of Ukraine.

(b)                              Each Obligor and each Significant Subsidiary has the power to own its assets and carry on its business as it is being conducted.

17.2                     Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations, subject to insolvency and other laws affecting creditors’ rights generally and principles of equity.

17.3                     Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)                                any law or regulation applicable to it;

(b)                               its or any member of the Group’s constitutional documents; or

(c)                                any agreement or instrument binding upon it or any member of the Group or any member of the Group’s assets.

17.4                     Power and authority

Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the transactions contemplated by those Finance Documents.

17.5                     Validity and admissibility in evidence

All Authorisations required:

(a)                                to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents;

(b)                               for each Obligor and each Significant Subsidiary to carry on its and their business; and

(c)                                to make the Finance Documents to which each Obligor is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect (except, in relation to paragraph (b) above, where the failure to obtain such Authorisations (excluding any Telecommunications Authorisations) is not reasonably likely to have a Material Adverse Effect).

17.6                     Governing law and enforcement

(a)                               The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)                              Any arbitration award obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation in accordance with the 1958 New York Convention on Recognition and Enforcement of Foreign Arbitral Awards.

17.7                     No bankruptcy proceedings

Neither the Borrower, the Parent nor any Significant Subsidiary has taken any corporate action nor have any other steps been taken or legal proceedings been started or, to the best of its knowledge and belief (after due inquiry), threatened against any Obligor or any Significant Subsidiary for:

(a)                                its liquidation, winding-up, insolvency, dissolution, administration, reorganisation or bankruptcy or the appointment of a liquidation commission (likvidatsiyna komisiya/ likvidatsionnaya komissiya) or a similar officer of any Obligor or any Significant Subsidiary;

(b)                               the suspension of payments, a moratorium of any indebtedness, judicial management, receivership, provisional supervision, the institution of supervision (nablyudeniye), financial rehabilitation (finansovoe ozdorovlenie) and any other rehabilitation procedure (sanatsiya), external management (vneshniy upravlayucshiy), bankruptcy (assets) administration (rozporyadjennya), liquidation procedure (likvidatsiyna procedura) and/or the appointment of a bankruptcy manager (arbitrajnyi keruyuchy/konkursniy upravlayuschiy) or similar officer of any Obligor or any Significant Subsidiary;

(c)                                a composition, assignment or arrangement with any creditor of any Obligor or any Significant Subsidiary or the convening of a meeting of creditors for the purposes of considering an amicable settlement (as defined in the Ukrainian Insolvency Law or the Russian Insolvency Law, as applicable);

(d)                               the appointment of a liquidator, judicial manager, receiver and/or manager, administrator, administrative receiver, compulsory manager, provisional supervisor, supervisor, bankruptcy manager or other similar officer in respect of any Obligor or any Significant Subsidiary; or

(e)                                any analogous act in respect of any Obligor or any Significant Subsidiary in any jurisdiction.

17.8                     No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded, enrolled or registered with any court or other authority in that jurisdiction, except for the registration of this Agreement with the NBU, or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for any fees in connection with the registration of this Agreement with the NBU and court registration fees in connection with any enforcement proceedings in such court.

17.9                     Payment of Taxes

Neither any Obligor nor any Significant Subsidiary has overdue Tax liabilities, other than Tax liabilities (a) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves or other appropriate provision has been made or (b) whose amount, together with all such other unpaid or undischarged Taxes, does not in aggregate exceed $25,000,000 in relation to the Parent or $10,000,000 in relation to the Borrower or any Significant Subsidiary (or its equivalent in any other currency or currencies).

17.10              No default

(a)                               No Default or Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)                              No event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any other member of the Group or to which its (or any other member of the Group’s) assets are subject which is reasonably likely to have a Material Adverse Effect.

17.11               Financial statements

(a)                               The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)                              The Borrower Audited Original Financial Statements were audited by reputable international auditors and fairly represent the Borrower’s financial condition and operations as at the end of and for the relevant financial year.

(c)                               The Parent Audited Original Financial Statements fairly represent the Parent’s and the Group’s consolidated, financial condition and operations as at the end of and for the relevant financial year.

(d)                              There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) since the date of the Parent Audited Original Financial Statements.

17.12              Pari passu ranking

Each Obligor’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.13              No proceedings pending or threatened

Other than:

(a)                                the Borrower Litigation; and

(b)                               litigation relating to assets which the Parent acquired between 1 November 2005 and the date of this Agreement (provided that the amount claimed (if quantified by the claimant) or otherwise the value of the claim as determined by the Agent (acting reasonably after consultation with the Borrower) (as applicable) does not exceed $330,000,000), no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including but not limited to, investigative proceedings) have, to the best of its knowledge and belief (after due inquiry), been started or threatened against any Obligor or any Significant Subsidiary which, if adversely determined would be reasonably likely to have a Material Adverse Effect.

17.14              Environmental laws and licences

Except as disclosed in writing to the Agent before the date hereof, each member of the Group has:

(a)                                complied with all Environmental Laws to which it may be subject;

(b)                               obtained all Environmental Licences required in connection with its business; and

(c)                                complied with the terms of those Environmental Licences,

in each case where failure to do so would be reasonably likely to have a Material Adverse Effect.

17.15              Telecommunications laws and licences

(a)                               Each of the Borrower, the Parent and the Significant Subsidiaries has:

(i)                                   complied in all material respects with all Telecommunications Laws to which it may be subject;

(ii)                                obtained all material Telecommunications Authorisations necessary to conduct its business; and

(iii)                             complied in all material respects with the terms of those Telecommunication Authorisations,

in each case other than where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)                              There has been no act, omission or event which might reasonably be expected to give rise to the material amendment, revocation, suspension, cancellation, withdrawal or termination of any provision of any Telecommunications Authorisation. To the best of its knowledge and belief (after due inquiry), no Telecommunications Authorisation is the subject of any pending or threatened proceedings which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

17.16              Compliance with laws

Each of the Borrower, the Parent and the Significant Subsidiaries is conducting its business and operations in compliance with all laws and regulations and all directives of any government agency having legal force applicable or relevant to it, excluding any such non-compliance which would not reasonably be expected to have a Material Adverse Effect.

17.17              No Immunity

(a)                               The execution by the Borrower of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial activities done and performed for private and commercial purposes (rather than public and governmental purposes).

(b)                              In any proceedings taken in the Russian Federation or Ukraine in relation to the Finance Documents, the Borrower will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

17.18              Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period, provided that:

(a)                                whenever the representation in paragraph (c) of Clause 17.3 (Non-conflict with other obligations) is deemed to be made on a date other than the Signing Date or a Utilisation Date, the statement “except where the same would not be reasonably likely to have a Material Adverse Effect” shall qualify the representation in said paragraph (c)); and

(b)                               from the date of the Parent Guarantee until such time as the obligations of the Parent thereunder have been discharged, the Repeating Representations (other than the Repeating Representation in Clause 17.13 (No Proceedings Pending or Threatened) shall be deemed to be made only in respect of the Borrower and its Subsidiaries and not, for the avoidance of doubt, the Parent or any other member of the Group.

18                               INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1                     Financial statements

(a)                               The Borrower shall supply (or, where applicable, shall procure that the Parent shall supply) to the Agent in sufficient copies for all the Lenders:

(i)                                   as soon as the same become available, but in any event within 90 days after the end of each of its financial years:

(A)                           its audited financial statements for that financial year; and

(B)                             the audited consolidated and non-consolidated financial statements of the Parent for that financial year; and

(ii)                                as soon as the same become available, but in any event within 60 days after the end of each of its first, second and third financial quarters and within 90 days of its fourth financial quarter:

(A)                           its unaudited financial statements for that financial quarter; and

(B)                             the unaudited consolidated and non-consolidated financial statements of the Parent for that financial quarter.

(b)                              From the date of the Parent Guarantee until such time as the obligations of the Parent thereunder have been discharged, the obligation to supply (or, where applicable, to procure to supply) the financial statements referred to in sub-paragraphs (i) and (ii) above shall be limited to the obligation to supply financial statements in respect of the Borrower and not, for the avoidance of doubt, in respect of the Parent.

18.2                     Compliance Certificate

(a)                               The Borrower shall supply to the Agent with each set of financial statements delivered pursuant to Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail)

computations as to compliance with Clause 19 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)                              Each Compliance Certificate shall be signed by an authorised officer of the Borrower and, if required to be delivered with the financial statements delivered pursuant to paragraph (a) of Clause 18.1 (Financial statements), shall be reported on by the Borrower’s auditors in the form set out in Schedule 6 (Form of Compliance Certificate).

(c)                               From the date of the Parent Guarantee until such time as the obligations of the Parent thereunder have been discharged, a Compliance Certificate shall be issued by the Borrower in respect of the Borrower and not, for the avoidance of doubt, in respect of the Parent.

18.3                     Requirements as to financial statements

(a)                               Each set of financial statements delivered by the Borrower or the Parent pursuant to Clause 18.1 (Financial statements) shall be certified by an authorised officer of the Borrower or an authorised officer of the Parent in respect of financial statements of the Parent as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)                              The Borrower shall procure that each set of consolidated financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(i)                                   a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)                                sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 19 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that the Original Financial Statements.

(c)                               Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(d)                              The Borrower shall procure that each set of non-consolidated financial statements delivered pursuant to Clause 18.1 (Financial statements):

(i)                                   in respect of the Parent, is prepared using RAS accounting practices and financial reference periods; and

(ii)                                in respect of the Borrower, is prepared using GAAP accounting practices and financial reference periods.

18.4                     Information: miscellaneous

(a)                               Subject to paragraph (b) below, the Borrower shall supply, and shall procure that the Parent shall supply, to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(i)                                   all documents dispatched by the Borrower and the Parent to their respective shareholders (or any class of them) or their respective creditors generally at the same time as they are dispatched;

(ii)                                promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which would, if adversely determined, be reasonably likely to have a Material Adverse Effect;

(iii)                             promptly, such information as may be reasonably requested by the Agent (including relevant figures from management accounts) to ascertain whether any Subsidiary of the Parent falls within paragraph (b) of the definition of “Significant Subsidiary”; and

(iv)                            promptly, such further information regarding the financial condition, business and operations of any member of the Group and access to the Borrower’s premises as any Finance Party (through the Agent) may reasonably request.

(b)                              From the date of the Parent Guarantee until such time as the obligations of the Parent thereunder have been discharged, the obligation to provide the information referred to in sub-paragraphs (i) to (iv) above shall be limited to information in respect of the Borrower and its Subsidiaries and not, for the avoidance of doubt, in respect of the Parent or any other member of the Group.

18.5                     Notification of Default

(a)                               The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)                              Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6                     Know your customer checks

(a)                               If:

(i)                                   the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                                any change in the status of the Borrower after the date of this Agreement; or

(iii)                             a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                              Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19                               FINANCIAL COVENANTS

The financial undertakings in this Clause 19 shall remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1                     Financial condition

The Borrower shall ensure that:

(a)                                the ratio of Consolidated Total Debt to Annualised Consolidated EBITDA will not exceed 3:1 at any time;

(b)                               the ratio of Consolidated Total Debt to Consolidated Total Net Worth will not exceed 1:1 at any time;

(c)                                for each Measurement Period, the ratio of aggregate Consolidated EBITDA for that Measurement Period and the previous Measurement Period to aggregate Debt Service for that Measurement Period and the previous Measurement Period will not be less than 1.75:1; and

(d)                               during any financial year of the Borrower, the ratio of aggregate Consolidated EBITDA for that financial year to aggregate Debt Service for that financial year will not be less than 1.75:1.

19.2                     Financial covenant calculations

(a)                               Annualised Consolidated EBITDA, Consolidated EBITDA, Consolidated Total Debt, Consolidated Total Net Worth and Debt Service shall be calculated and interpreted with the principles applicable to the Borrower Audited Original Financial Statements and shall be expressed in Dollars.

(b)                              Any amount in a currency other than US Dollars is to be taken into account at its US Dollars equivalent calculated on the basis of:

(i)                                   the Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with US Dollars at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(ii)                                if the amount is to be calculated on the last day of a financial period of the Borrower, the relevant rates of exchange used by the Borrower in, or in connection with, its financial statements for that period.

19.3                     Definitions

In this Clause 19:

“Annualised Consolidated EBITDA” means Consolidated EBITDA for a Measurement Period aggregated with the Consolidated EBITDA for the three preceding Measurement Periods.

“Consolidated EBITDA” means the consolidated net pre-taxation profits of the UMC Group for a Measurement Period, all as adjusted by:

(i)                                   adding back consolidated interest payable;

(ii)                                subtracting any consolidated interest receivable;

(iii)                             taking no account of any exceptional or extraordinary item;

(iv)                            excluding any amount attributable to minority interests;

(v)                               adding back depreciation and amortisation;

(vi)                            adding back unrealised FX losses;

(vii)                         subtracting unrealised FX gains; and

(viii)                      taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by a member of the UMC Group during that Measurement Period.

“Consolidated Total Debt” means, in respect of the UMC Group, at any time the aggregate of the following:

(a)                                the outstanding principal amount of any moneys borrowed;

(b)                               the outstanding principal amount of any acceptance under any acceptance credit;

(c)                                the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument;

(d)                               the capitalised element of indebtedness under a finance or capital lease;

(e)                                the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

(f)                                  the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(g)                               any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (c) above;

(h)                               the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

(i)                                   the outstanding principal amount of any indebtedness of any person of a type referred to in paragraphs (a) - (h) above which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the UMC Group.

“Consolidated Total Net Worth” means at any time the aggregate of:

(a)                                the amount paid up or credited as paid up on the issued share capital of the Borrower; and

(b)                               the amount standing to the credit of the consolidated capital and revenue reserves of the UMC Group,

based on the consolidated balance sheet of the Borrower as reported in its financial statements delivered at the end of each Measurement Period but adjusted by:

(i)                                   deducting any dividend or other distribution declared, recommended or made by any member of the UMC Group; and

(ii)                                excluding any amount attributable to minority interests.

“Debt Service” means the aggregate of all interest, commission and other finance payments (including, without limitation, under this Agreement; the interest element of leasing and hire purchase payments; and capitalised and accreted interest) incurred by the Borrower in respect of a Measurement Period, plus the aggregate of all payments of principal required to be made during such period in respect of all Financial Indebtedness which bears interest, commission, fees or other charges.

“Measurement Period” means a financial quarter of the Borrower ending on the last day of each financial quarter of the Borrower.

“UMC Group” means the Borrower and its Subsidiaries, if any.

20                               GENERAL UNDERTAKINGS

Subject to Clause 20.18 (Undertakings in respect of members of the Group), the undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1                     Authorisations and registration

(a)                               The Borrower shall promptly:

(i)                                   obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)                                supply certified copies to the Agent of,

the Registration Certificate and any other Authorisation required under any law or regulation of its jurisdiction of incorporation to enable each Obligor to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

(b)                              The Borrower shall promptly submit to the NBU all documents required under Ukrainian law and/or requested by the NBU in relation to the registration of this Agreement.

20.2                     Compliance with laws

The Borrower shall, and shall procure that the Parent shall, comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3                     Maintenance of existence

The Borrower shall, and shall ensure that the Parent shall, maintain its corporate existence.

20.4                     Negative pledge

(a)                               The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)                              The Borrower shall not (and the Borrower shall ensure that no other member of the Group will):

(i)                                   sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may  be leased to or re-acquired by the Borrower or any other member of the Group;

(ii)                                sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                             enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                            enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)                               Paragraphs (a) and (b) above do not apply to Permitted Security.

20.5                     Disposals

(a)                               The Borrower shall not (and shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)                              Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)                                   made in the ordinary course of trading of the disposing entity;

(ii)                                of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)                             made from one member of the Group (other than the Parent) to another member of the Group;

(iv)                            of cash or cash equivalents for cash or cash equivalents; or

(v)                               where the book value of such asset (when aggregated with the book value of each other asset disposed of under this sub-clause (v)) (in each case as calculated in accordance with GAAP) does not exceed (x) 10% of the Parent’s Total Assets in any financial year of the Parent and (y) 25% of the Parent’s Total Assets during the period starting on the Signing Date and ending on the date that all amounts outstanding under this Agreement have been paid in full. At the request of the Agent (any such request to be made no more than once per calendar quarter, unless a Default is continuing), the Borrower shall provide a certificate to the Agent setting out in reasonable detail the book value of any assets disposed of under this sub-clause (v) (calculated in accordance with GAAP).

When calculating the Parent’s Total Assets under sub-clause (v) above, if the annual consolidated balance sheet of the Borrower for the immediately preceding financial year of the Parent is not available, the Parent’s Total Assets shall be calculated by reference to the draft audit report then available for that financial year and any other evidence reasonably requested by, and reasonably satisfactory to, the Agent.

20.6                     Merger

(a)                               The Borrower shall ensure that the Parent shall not enter into or become subject to any consolidation or reorganisation, whether by way of merger (sliyaniye obschestva), company accession (prisoedinyeniye obschestva), company division (razdelenie obschestva), company separation (vydelyeniye obschestva), company transformation (preobrazovaniye obschestva), company liquidation (likvidatisya obschestva) or any other company reorganisation (reorgnizatsiya obschestva) (as these terms are construed by applicable Russian law) or otherwise, or any analogous transaction in any jurisdiction, other than a consolidation or merger with one of its Subsidiaries where the Parent is the surviving entity.

(b)                              The Borrower shall, and shall ensure that no Significant Subsidiary will, enter into or become subject to any consolidation or reorganisation, whether by way of merger (sliyaniye obschestva/ zlittya tovaristva), company accession (prisoedinyeniye obschestva/priyednannya tovarystva), company division (razdeleyeniey obschestva/podil tovarystva), company separation (vydelyeniye obschestva/vydil tovarystva), company transformation (preobrazovaniye obschestva/peretvorennya tovarystva), company liquidation (likvidatsiya obschestva/likvidatisya tovarystva) or any other company reorganisation (reorganizatsiya obschestva/reorganizaciya tovarystva) (as these terms are construed by applicable law) or otherwise, or any analogous transaction in any jurisdiction if such reorganisation or transaction would, in the opinion of the Agent (acting reasonably), have a Material Adverse Effect.

20.7                     Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Parent or the Group from that carried on at the Signing Date.

20.8                     Conduct of business

The Borrower shall, and shall procure that each Significant Subsidiary will, conduct its business in all material respects in accordance with:

(a)                                all Telecommunications Laws to which it is or may become subject;

(b)                               all requirements of the telecommunications regulators of the Russian Federation, Ukraine and any other jurisdiction where it conducts its business; and

(c)                                the terms of all relevant Telecommunications Authorisations.

20.9                     Asset maintenance

The Borrower shall, and shall procure that the Parent and each Significant Subsidiary will, have and maintain good and marketable title to or valid leases or licences of, or rights of use relating to, all assets necessary to maintain, develop and operate and otherwise conduct its business as then being conducted by it and in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

20.10              Insurance

The Borrower shall (and shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

20.11               Transactions with Related Parties

(a)                               The Borrower shall not (and the Borrower shall ensure that no other member of the Group will), directly or indirectly, enter into or permit to exist any intercompany loan with, or for the benefit of, any Related Party, unless:

(i)                                   the terms of such intercompany loan are no less favourable to such member of the Group than those that could be obtained in a comparable arm’s-length transaction or series of related transactions with a person that is not a Related Party; or

(ii)                                such intercompany loan is made pursuant to a contract or contracts existing on the Signing Date (excluding any amendments or modifications thereto after the Signing Date), provided that the aggregate outstanding amount of all such intercompany loans described in sub-clauses (i) and (ii) above does not, at any time, exceed $100,000,000.

(b)                              Paragraph (a) above does not apply to:

(i)                                   compensation or employee benefit arrangements with any officer or director of any member of the Group arising out of any employment contract entered into in the ordinary course of business; or

(ii)                                transactions between members of the Group.

(c)                               For the purposes of this Clause 20.11 only, a “Related Party” means, with respect to any specified person:

(i)                                   any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; or

(ii)                                any other person who is a director or executive officer of (a) such specified person or (b) any person described in (i) above.

For purposes of the definition of “Related Party” only, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10 per cent. or more of any class, or any series of any class, of equity securities of a person, whether or not voting, shall be deemed to be control.

20.12              Restriction on acquisitions

The Borrower shall ensure that the Parent shall not establish or acquire any Subsidiary or invest in any other entity without the consent of the Majority Lenders (such consent not to be unreasonably withheld), provided that this Clause 20.12 shall not apply to (i) any investment in connection with the acquisition of certain assets from Telsim Mobil Telekomunikasyon Hizmetleri A.S. in accordance with the process outlined in the tender document dated on or around June 2005 and issued by the Savings Deposit Insurance Fund and (ii) any such acquisition or investment where:

(a)                                such acquisition or investment relates to a Subsidiary or entity whose principal business is telecommunications or the provision of data services or related or ancillary businesses; and

(b)                               the consideration paid by the Parent in relation to such acquisition or investment, when aggregated with the consideration paid by the Parent in relation to each other acquisition or investment permitted under this paragraph (b), does not exceed (i) 20 per cent. of the Parent’s Total Assets in the financial year of the Parent ending 31 December 2004; and (ii) 15 per cent. (or such higher amount not exceeding 20 per cent. as the Majority Lenders may agree (acting reasonably)) of the Parent’s Total Assets in any other financial year of the Parent.

20.13              Prompt payment of Taxes

The Borrower shall (and shall ensure that the Parent and each Significant Subsidiary will) duly pay all Taxes payable by it, other than (a) those taxes which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves or other appropriate provisions have been made; or (b) whose amount does not exceed $25,000,000 (or its equivalent in any other currencies).

20.14              Pari passu

The Borrower shall, and shall procure that each member of the Group will, procure that its obligations under the Finance Documents rank at least pari passu with all its other unsecured, unsubordinated obligations save where such other obligations are mandatorily preferred by law.

20.15              Loans and guarantees

(a)                               The Borrower shall not (and the Borrower shall ensure that no member of the Group will):

(i)                                   make any loan, or provide any form of credit or financial accommodation, to any person (including, without limitation, its employees, shareholders, another member of the Group and any Affiliate); or

(ii)                                give or issue any guarantee, indemnity, bond or letter of credit to or for the benefit of, or in respect of liabilities or obligations of, any other person or voluntarily assume any liability (whether actual or contingent) of any other person (including, in each case and without limitation, its employees, shareholders, another member of the Group and any Affiliate).

(b)                              The restrictions in paragraph (a) above do not apply to (i) loans, credits, financial accommodation, guarantees, indemnities, bonds and letters of credit expressly permitted by the Finance Documents or for normal trade credit on arm’s length terms and in the ordinary course of business or granted by a member of the Group to another member of the Group, provided that the aggregate amount of such loans, credits, financial accommodation, guarantees, indemnities, bonds and letters of credit does not at any time exceed 10 per cent. of the Parent’s Total Assets; (ii) guarantees by the Parent in relation to the obligations of any other member of the Group; or (iii) the arrangements permitted under Clause 20.11 (Transactions with Related Parties).

20.16              Parent Guarantee in respect of Facility 1

The Borrower shall procure that as soon as practicable, but in any event no later than 21 December 2005, the Parent shall enter into the Parent Guarantee.

20.17              Parent Guarantee in respect of Facility 2

(a)                               The Borrower shall ensure that the agenda of the Parent’s next general shareholders’ meeting following the date of this Agreement shall include as an item, in a form satisfactory to the Agent, approval of the entry by the Parent into the Amended and Restated Parent Guarantee as an interested party transaction (the “Guarantee Shareholder Resolution”), in accordance with all legal requirements under Russian law and the constitutional and internal documents of the Parent.

(b)                              The Borrower shall use its best endeavours to obtain the approval of the Guarantee Shareholder Resolution by more than 50 per cent. of non-interested shareholders of the Parent (the “Guarantee Approval”) and will promptly thereafter deliver to the Agent a certified copy of the minutes of the relevant general shareholders’ meeting in a form acceptable to the Agent.

(c)                               The Borrower shall procure that as soon as practicable following, but in any event within 5 Business Days of, the date on which the Guarantee Approval has been obtained, the Parent shall enter into the Amended and Restated Parent Guarantee.

20.18              Undertakings on behalf of other members of the Group

From the date of the Parent Guarantee until such time as the obligations of the Parent thereunder have been discharged, the obligation of the Borrower to procure the performance of the undertakings set out in Clauses 20.2 (Compliance with laws) to 20.15 (Loans and guarantees) by the Parent and other members of the Group shall be limited to the performance of such undertakings by the Borrower’s Subsidiaries only and not, for the avoidance of doubt, performance by the Parent or any other member of the Group.

21                               EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 21 is an Event of Default.

21.1                     Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)                                its failure to pay is caused by administrative or technical error; and

(b)                               payment is made within three Business Days of its due date.

21.2                     Financial covenants

Any requirement of Clause 19 (Financial Covenants) is not satisfied.

21.3                     Other obligations

(a)                               An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial Covenants)).

(b)                              No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the Agent giving notice to the Borrower or the relevant Obligor becoming aware of the failure to comply.

21.4                     Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, and such representation or statement shall not have been rendered correct and not misleading within 10 Business Days of the Agent giving notice to the Borrower or the relevant Obligor becoming aware of the same.

21.5                     Cross default

(a)                               Any single item of Financial Indebtedness of the Borrower in an amount exceeding $1,000,000 or of any other member of the Group in an amount exceeding $10,000,000 (or its equivalent in any other currency or currencies) is not paid when due nor within any originally applicable grace period.

(b)                              Any single item of Financial Indebtedness of the Borrower in an amount exceeding $1,000,000 or of any other member of the Group in an amount exceeding $10,000,000 (or its equivalent in any other currency or currencies) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                               Any single commitment for any Financial Indebtedness of the Borrower in an amount exceeding $1,000,000 or of any other member of the Group in an amount exceeding $10,000,000 (or its equivalent in any other currency or currencies) is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)                              Any creditor of the Borrower in an amount exceeding $1,000,000 or of any other member of the Group becomes entitled to declare any single item of Financial Indebtedness of any member of the Group in an amount exceeding $10,000,000 (or its equivalent in any other currency or currencies) due and payable prior to its specified maturity as a result of an event of default (however described).

(e)                               Any of the events described in paragraphs (a) to (d) above occurs in relation to any Financial Indebtedness or commitment for Financial Indebtedness of any amount (including, for the avoidance of doubt, any amount that is less than $10,000,000 (or its equivalent in any other currency or currencies)), and the aggregate amount of all such Financial Indebtedness and commitments for Financial Indebtedness is in excess of $1,000,000 in relation to the Borrower and $35,000,000 in relation to any other member of the Group (or its equivalent in any other currency or currencies).

21.6                     Insolvency

(a)                               An Obligor or a Significant Subsidiary is unable or admits its inability to pay its debts as they fall due, suspends making payments on its debts generally or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling its indebtedness generally.

(b)                              The value of the assets of an Obligor or a Significant Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

(c)                               A moratorium is declared in respect of the indebtedness of an Obligor or a Significant Subsidiary.

21.7                     Insolvency proceedings

Any corporate action, legal proceedings or other procedures are taken in relation to:

(a)                                the bankruptcy, winding-up, insolvency, dissolution, administration, reorganisation or liquidation of an Obligor or a Significant Subsidiary, including, but not limited to, institution of supervision (nablyudenie), bankruptcy administration (rozporyadjennya), financial rehabilitation (finansovoe ozdorovlenie) or any other rehabilitation procedure

(sanatsiya), external management (vneshneye upravlenie), bankruptcy management (konkursnoye upravlenie) or liquidation procedure (likvidatsiyna procedura) (and such legal proceedings continue for at least 14 days);

(b)                               the suspension of payments, composition, assignment or arrangement with any creditor, or a moratorium of any indebtedness, of an Obligor or a Significant Subsidiary (and such suspension continues for at least 14 days);

(c)                                the presentation or filing of a petition (or similar document) in respect of an Obligor or a Significant Subsidiary in any court, state arbitration court (arbitrazhnyi sud), commercial court (gospodarskyi sud) or before any other authority in respect of the bankruptcy, winding-up, insolvency, dissolution, administration, reorganisation, provisional supervision, supervision or liquidation of an Obligor or a Significant Subsidiary (and such petition has not been discharged within 14 days);

(d)                               the appointment of a liquidator (likvidator) or a liquidation commission (likvidatsionnaya komissiya/likvidatsiyna komisiya), temporary manager (vremenniy upravlaushiy), assets manager (rozporyadnyk mayna), external manager (konkursniy upravlaushiy), sanation manager (keruyuchyi sanatsieyu), administrative manager (administrativniy upravlaushiy), bankruptcy manager (konkursniy upravlaushiy/arbitrajnyi keruyuchyi), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor, supervisor or other similar officer in respect of an Obligor or a Significant Subsidiary or any of its assets (and such appointment continues for at least 14 days); or

(e)                                the enforcement of any Security over any asset or assets of an Obligor or a Significant Subsidiary (unless such enforcement is stayed within 14 days),

or any analogous procedure or step is taken in any jurisdiction.

21.8                     Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor or a Significant Subsidiary with a value in excess of $10,000,000 (or its equivalent in any other currency or currencies) and is not discharged or stayed within 30 days.

21.9                     Judgment

The rendering against any member of the Group of a judgment, decree, act or order for the payment of money in an amount in excess of $10,000,000 (or its equivalent in any other currency or currencies) and the continuance of any such judgment, decree, act or order unsatisfied and in effect for any period of 60 consecutive days without a stay of execution.

21.10              Loss of Licence

(a)                                  Any action results in the suspension for more than 30 days or the loss, revocation or termination of any of:

(i)                                   the Parent’s GSM 900 or 1800 licences for the Moscow licence area;

(ii)                                the Parent’s GSM 900 or 1800 licences for the St. Petersburg licence area;

(iii)                             the Parent’s GSM 900 or 1800 licences for the Krasnodar licence area; or

(iv)                            the Borrower’s GSM 900 or 1800 licences for the Ukraine licence area,

except where, within 30 days of any such event, the relevant licence is re-issued on substantially the same terms to any member of the Group and during the period falling before such re-issuance there is no material interruption to, or other material adverse effect on, the operations permitted by such licence as a direct result of such prior loss, revocation or termination.

(b)                              Any of the Parent’s or the Borrower’s GSM 900 or 1800 licences are amended (or any conditions are imposed with respect to any such licence) in a manner that, in the reasonable opinion of the Majority Lenders, has or is reasonably likely to have a Material Adverse Effect.

(c)                               Any of the Parent’s or the Borrower’s assigned spectrum allocations are reassigned to other users (other than a Significant Subsidiary of the Parent), cancelled or otherwise lost, and such event, in the reasonable opinion of the Majority Lenders, has or is reasonably likely to have a Material Adverse Effect.

(d)                              The Parent sells, leases or otherwise transfers any of its GSM 900 or 1800 licences for the Moscow licence area.

(e)                               Any of the Parent’s GSM 900 or 1800 licences (other than its GSM 900 and 1800 licences for the Moscow licence area) is sold, leased or transferred to any person that is not (directly or indirectly) a wholly-owned Subsidiary of the Parent.

(f)

(i)                                   Any of the GSM 900 or 1800 licences of the Borrower is sold, leased or transferred to any person that is not (directly or indirectly) a wholly-owned Subsidiary of the Parent.

(ii)                                Sub-clause (i) above does not apply to the transfer of the GSM 900 or 1800 licences of the Borrower pursuant to the Borrower Litigation (provided that this sub-clause (ii) shall not in any way prejudice the rights of the Finance Parties under Clause 21.19 (Borrower Litigation)).

21.11               Cessation of Business

An Obligor or any Significant Subsidiary suspends, ceases or threatens to suspend or cease to carry on all or a substantial part of its business.

21.12              Expropriation

(a)                               By or under the authority of any government:

(i)                                   any seizure, compulsory acquisition, expropriation, nationalisation, renationalisation or re-privatisation is made after the Signing Date of all or any material part of the assets or shares of (or other ownership interest in) any member of the Group;

(ii)                                the management of any member of the Group is wholly or partially displaced or the authority of any member of the Group in the conduct of its business is wholly or partially curtailed; or

(iii)                             any member of the Group is otherwise deprived of, or prevented from exercising ownership or control of, its material business or assets.

21.13              Russian or Ukrainian Foreign Exchange Restrictions

Any foreign exchange law is enacted or introduced in the Russian Federation or Ukraine which has the effect of prohibiting, restricting or delaying any payment by the Borrower or any member of the Group under the Finance Documents.

21.14              Moratorium

Any moratorium is declared on the payment of any external indebtedness of the Russian Federation or Ukraine or of Russian or Ukrainian residents generally.

21.15              The Russian Federation

The political or economic situation in the Russian Federation deteriorates or an act of war or hostilities, invasion, armed conflict or act of a foreign enemy, revolution, insurrection or insurgency occurs in, or involves, the Russian Federation and such event, in the reasonable opinion of the Majority Lenders, has or is reasonably likely to have a Material Adverse Effect.

21.16              Ukraine

The political or economic situation in Ukraine deteriorates or an act of war or hostilities, invasion, armed conflict or act of a foreign enemy, revolution, insurrection or insurgency occurs in, or involves, Ukraine and such event, in the reasonable opinion of the Majority Lenders, has or is reasonably likely to have a Material Adverse Effect.

21.17              Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

21.18              Repudiation

An Obligor repudiates a Finance Document or evinces an intention to repudiate a Finance Document.

21.19              Borrower Litigation

The Borrower Litigation is adversely determined and, in the reasonable opinion of the Majority Lenders, such adverse determination has or is reasonably likely to have a Material Adverse Effect.

21.20              Material adverse change

The Majority Lenders determine that a Material Adverse Effect exists, has occurred or is reasonably likely to occur.

21.21              Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)                                cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)                               declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and

(c)                                declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 8
CHANGES TO PARTIES

22                               CHANGES TO THE LENDERS

22.1                     Assignments and transfers by the Lenders

(a)                               Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(i)                                   assign any of its rights; or

(ii)                                transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)                              Unless (i) the assignment or transfer is to an Affiliate of the Existing Lender or to another Lender or (ii) an Event of Default has occurred and is continuing, any assignment or transfer occurring after the Syndication Date shall require the consent of the Borrower, provided that (1) such consent shall not be unreasonably withheld or delayed; and (2) unless the Borrower or the Parent has notified the Agent to the contrary within 5 Business Days of receiving notice of the intended assignment or transfer the Borrower and the Parent will be deemed to have given its consent to that assignment or transfer.

22.2                     Conditions of assignment or transfer

(a)                               An assignment will only be effective on:

(i)                                   receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)                                performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)                              A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

22.3                     Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $1,000.

22.4                     Limitation of responsibility of Existing Lenders

(a)                               Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                   the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                                the financial condition of any Obligor;

(iii)                             the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                            the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                              Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                   has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                                will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                               Nothing in any Finance Document obliges an Existing Lender to:

(i)                                   accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)                                support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

22.5                     Procedure for transfer

(a)                               Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                              The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                               On the Transfer Date:

(i)                                   to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Obligors and the New Lender have assumed and/or acquired the same in place of the Obligors and the Existing Lender;

(iii)                             the Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                            the New Lender shall become a Party as a “Lender”.

22.6                     Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)                                to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)                               with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(c)                                to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower, the Parent, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. This Clause supersedes any previous agreement relating to the confidentiality of this information.

23                               CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9
THE FINANCE PARTIES

24                               ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS

24.1                     Appointment of the Agent

(a)                               Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)                              Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2                     Duties of the Agent

(a)                               The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)                              Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                               If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)                              If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)                               The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.3                     Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4                     No fiduciary duties

(a)                               Nothing in this Agreement constitutes the Agent or any Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)                              Neither the Agent nor the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5                     Business with the Group

The Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6                     Rights and discretions of the Agent

(a)                               The Agent may rely on:

(i)                                   any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                              The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that:

(i)                                   no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and

(ii)                                any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)                               The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                              The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                               The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                                 Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7                     Majority Lenders’ instructions

(a)                               Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                              Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)                               The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                              In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                               The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8                     Responsibility for documentation

Neither the Agent nor any Mandated Lead Arranger:

(a)                                is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, the Borrower, the Parent or any other person given in or in connection with any Finance Document; or

(b)                               is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

24.9                     Exclusion of liability

(a)                               Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                              No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)                               The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)                              Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

24.10              Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

24.11               Resignation of the Agent

(a)                               The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)                              Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)                               If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)                              The retiring Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)                               The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                                 Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                              After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

24.12              Confidentiality

(a)                               In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                              If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

24.13              Relationship with the Lenders

(a)                               The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                              Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formula).

24.14              Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                the financial condition, status and nature of each member of the Group;

(b)                               the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                               the adequacy, accuracy and/or completeness of any other information provided by the Agent, any Party or by any other person under or in connection with any Finance

Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.15              Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

24.16              Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25                               CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                               oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26                               SHARING AMONG THE FINANCE PARTIES

26.1                     Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)                                the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)                               the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2                     Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

26.3                     Recovering Finance Party’s rights

(a)                               On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                              If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4                     Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                               that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5                     Exceptions

(a)                               This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)                              A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                   it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                                that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10
ADMINISTRATION

27                               PAYMENT MECHANICS

27.1                     Payments to the Agent

(a)                               On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, the Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                              Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

27.2                     Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

27.3                     Distributions to the Borrower

The Agent may (with the Borrower’s consent or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4                     Clawback

(a)                               Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                              If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

27.5                     Partial payments

(a)                               If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)                                   first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Mandated Lead Arrangers under the Finance Documents;

(ii)                                secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                             thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                            fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                              The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                               Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

27.6                     No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7                     Business Days

(a)                               Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                              During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8                     Currency of account

(a)                               Subject to paragraphs (b) to (e) below, Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)                              A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)                               Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                              Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                               Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

27.9                     Change of currency

(a)                               Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                   any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)                                any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                              If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

28                               SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29                               NOTICES

29.1                     Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2                     Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                in the case of the Borrower, that identified with its name below;

(b)                               in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)                                in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3                     Delivery

(a)                               Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                   if by way of fax, when received in legible form; or

(ii)                                if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)                              Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)                               All notices from or to the Borrower shall be sent through the Agent.

29.4                     Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

29.5                     Electronic communication

(a)                               Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)                                   agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                                notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                             notify each other of any change to their address or any other such information supplied by them.

(b)                              Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.6                     English language

(a)                               Any notice given under or in connection with any Finance Document must be in English.

(b)                              All other documents provided under or in connection with any Finance Document must be:

(i)                                   in English; or

(ii)                                if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30                               CALCULATIONS AND CERTIFICATES

30.1                     Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2                     Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3                     Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of  360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

31                               PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32                               REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33                               AMENDMENTS AND WAIVERS

33.1                     Required consents

(a)                               Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)                              The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

33.2                     Exceptions

(a)                               An amendment or waiver that has the effect of changing or which relates to:

(i)                                   the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                                an extension to the date of payment of any amount under the Finance Documents;

(iii)                             a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                            an increase in or an extension of any Commitment;

(v)                               a change to an Obligor;

(vi)                            any provision which expressly requires the consent of all the Lenders; or

(vii)                         Clause 2.2 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders), Clause 26 (Sharing among the Finance Parties) or this Clause 33,

shall not be made without the prior consent of all the Lenders.

(b)                              An amendment or waiver which relates to the rights or obligations of the Agent or the Mandated Lead Arrangers may not be effected without the consent of the Agent or the Mandated Lead Arrangers.

34                               COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11
GOVERNING LAW AND ENFORCEMENT

35                               GOVERNING LAW

This Agreement is governed by English law.

36                               ARBITRATION

36.1                     Arbitration

Subject to Clause 36.4 (Agent’s option), any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”) shall be referred to and finally resolved by arbitration under the Arbitration Rules (the “Rules”) of the London Court of International Arbitration (the “LCIA Court”).

36.2                     Procedure for arbitration

(a)                               The arbitral tribunal shall consist of three arbitrators. The claimant(s), irrespective of number, shall nominate jointly one arbitrator; the respondent(s), irrespective of number, shall nominate jointly the second arbitrator; and a third arbitrator, who shall serve as Chairman (who shall be a lawyer currently qualified in England and Wales and be admitted to the Bar of England and Wales), shall be appointed by the LCIA Court within 15 days of the appointment of the second arbitrator.

(b)                              In the event the claimant(s) or the respondent(s) shall fail to nominate an arbitrator within the time limits specified in the Rules, such arbitrator shall be appointed by the LCIA Court within 15 days of such failure. In the event that both the claimant(s) and the respondent(s) fail to nominate an arbitrator within the time limits specified in the Rules, all three arbitrators shall be appointed by the LCIA Court within 15 days of such failure who shall designate one of them as chairman.

(c)                               If all the parties to an arbitration so agree, there shall be a sole arbitrator appointed by the LCIA Court within 15 days of such agreement.

(d)                              The seat of arbitration shall be London, England and the language of the arbitration shall be English.

36.3                     Recourse to courts

Save as provided in Clause 36.4 (Agent’s option), the parties exclude the jurisdiction of the courts under Sections 45 and 69 of the Arbitration Act 1996.

36.4                     Agent’s option

Before an arbitrator has been appointed by a Finance Party to determine a Dispute, the Agent may (and, if so instructed by the Majority Lenders, shall) by notice in writing to the Borrower require that all Disputes or a specific Dispute be heard by a court of law. If the Agent gives such notice, the Dispute to which such notice refers shall be determined in accordance with Clause 37 (Jurisdiction).

37                               JURISDICTION

37.1                     Jurisdiction of English courts

(a)                               The courts of England have exclusive jurisdiction to settle all Disputes.

(b)                              The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                               This Clause 37.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

37.2                     Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)                                irrevocably appoints Law Debenture Trust Corporation, located at the date hereof at 5th Floor, 100 Wood Street, London EC2V 7EX, England, as its agent for service of process in relation to any proceedings commenced in accordance with this Agreement; and

(b)                               agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

37.3                     Waiver of immunity

The Borrower irrevocably agrees that, should any party take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or on behalf of it or with respect to its assets, any such immunity being irrevocably waived. The Borrower irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under the Finance Documents.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Lenders

Name of Original Lender	Facility 1 Commitment (US$)	Facility 2 Commitment (US$)
Citibank, N.A.	34,333,333.34	32,333,333.33

ING Bank N.V.	34,333,333.33	32,333,333.34

Raiffeisen Zentralbank Österreich AG	34,333,333.33	32,333,333.33

TOTAL:	103,000,000	97,000,000

SCHEDULE 2
Conditions precedent

Part I

1                                      Finance Documents

Executed originals of:

(a)                                this Agreement;

(b)                               the Fee Letter; and

(c)                                the Mandate Letter.

2                                      The Borrower

(a)                               Certified copies of the Borrower’s duly registered constitutional documents and the certificates of state registration of the Borrower.

(b)                              Certified copy of the most recent certificate from the Unified State Register of Enterprises and Organisations of Ukraine.

(c)                               Certified copies of all corporate resolutions necessary to authorise the Borrower to execute and perform the Finance Documents and any documents referred to therein and the transactions contemplated thereunder (including but not limited to any major transaction approvals or interested party transaction approvals, if applicable).

(d)                              Evidence of the authority of the relevant signatories of the Borrower (including, but not limited to, its Chief Accountant and Chairman) to execute each Finance Document to which it is a party and any documents referred to therein and the transactions contemplated thereunder.

(e)                               A certified copy of the most recent balance sheet of the Borrower and the Parent by reference to the date of each Finance Document.

(f)                                 a certified copy of each of the Original Financial Statements.

(g)                              A certificate executed on behalf of each of the Borrower:

(i)                                   certifying the sample signature and office of each person that signed the relevant Finance Document and any documents referred to therein and the transactions contemplated thereunder on behalf of the Borrower and certifying that such signatories hold the positions in which capacity they executed such documents; and

(ii)                                certifying that each copy document relating to it specified in this Schedule 2 Part I is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3                                      Legal opinions

(a)                               A legal opinion of Linklaters as to matters of English law.

(b)                              A legal opinion of Linklaters CIS as to matters of Russian law.

(c)                               A legal opinion of B.C. Toms & Co JSC as to matters of Ukrainian law.

(d)                              An in-house legal opinion of the Borrower.

4                                      Other documents and evidence

(a)                               Evidence that the process agent referred to in Clause 37.2 (Service of process) has accepted its appointment.

(b)                              A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)                               The Original Financial Statements.

(d)                              Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(e)                               The Registration Certificate of the NBU confirming the registration of this Agreement as required by Ukrainian law.

(f)                                 Evidence that the relevant accounts with the Ukrainian Servicing Bank has been established.

(g)                              Such other documents or evidence which the Agent may reasonably require.

Part II

1                                      Parent Guarantee

Executed original of the Parent Guarantee

2                                      The Parent

(a)                               Certified copies of the Parent’s duly registered constitutional documents.

(b)                              Certified copies of all corporate resolutions necessary to authorise the Parent to execute and perform the Finance Documents and any documents referred to therein and the transactions contemplated thereunder (including but not limited to any major transaction approvals or interested party transaction approvals, if applicable).

(c)                               Evidence of the authority of the relevant signatories of the Parent (including, but not limited to, its Chief Accountant) to execute each Finance Document to which it is a party and any documents referred to therein and the transactions contemplated thereunder.

(d)                              A certified copy of the most recent balance sheet of the Parent by reference to the date of each Finance Document.

(e)                               A certificate executed on behalf of the Parent:

(i)                                   certifying the sample signature and office of each person that signed the relevant Finance Document and any documents referred to therein and the transactions contemplated thereunder on behalf of the Parent and certifying that such signatories hold the positions in which capacity they executed such documents; and

(ii)                                certifying that each copy document relating to it specified in this Schedule 2 Part II is correct, complete and in full force and effect as at a date no earlier than the date of the Parent Guarantee.

3                                      Legal opinions

(a)                               A legal opinion of Linklaters as to matters of English law.

(b)                              A legal opinion of Linklaters CIS as to matters of Russian law.

(c)                               An in-house legal opinion of the Parent.

4                                      Other documents and evidence

(a)                               Evidence that the process agent referred to in Clause 16.2 (Service of process) of the Parent Guarantee has accepted its appointment.

(b)                              A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)                               Such other documents or evidence which the Agent may reasonably require.

SCHEDULE 3
Utilisation Request

From:                  Closed Joint Stock Company “Ukrainian Mobile Communications”

To:          Citibank International plc as Agent

Dated:

Dear Sirs

Closed Joint Stock Company “Ukrainian Mobile Communications” — US$200,000,000 Facility Agreement
dated [                   ] (the “Agreement”)

1                                      We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2                                      We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day)

Facility to be utilised	[Facility 1]/[Facility 2]*

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3                                      We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4                                      The proceeds of this Loan should be credited to account number [•] held at the Ukrainian Servicing Bank.

5                                      This Utilisation Request is irrevocable.

Closed Joint Stock Company “Ukrainian Mobile Communications”

By:
Name:
Title: General Director

*Delete as appropriate

SCHEDULE 4
Mandatory Cost formula

1                                      The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2                                      On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3                                      The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4                                      The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

per cent. per annum.

Where:

E                                               is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5                                      For the purposes of this Schedule:

(a)                                “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)                               “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)                                “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6                                      The resulting figure shall be rounded to four decimal places.

7                                      If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that

Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8                                      Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                                the jurisdiction of its Facility Office; and

(b)                               any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9                                      The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above.

10                               The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11                                The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12                               Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13                               The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
Form of Transfer Certificate

To:          Citibank International plc as Agent

From:      [                   ] (the “Existing Lender”) and [                   ] (the “New Lender”)

Dated:

Closed Joint Stock Company “Ukrainian Mobile Communications” — US$200,000,000 Facility Agreement
dated [                   ] (the “Agreement”)

1                                      We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2                                      We refer to Clause 22.5 (Procedure for transfer):

(a)                                The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer).

(b)                               The proposed Transfer Date is [                   ].

(c)                                The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

3                                      The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4                                      This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5                                      This Transfer Certificate is governed by English law.

THE SCHEDULE
Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender ]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                   ].

Citibank International plc

By:

SCHEDULE 6
Form of Compliance Certificate

To:	Citibank International plc as Agent

From:	Closed Joint Stock Company “Ukrainian Mobile Communications”

Dated:

Dear Sirs

Closed Joint Stock Company “Ukrainian Mobile Communications” — US$200,000,000 Facility Agreement
dated [                   ] (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

1                                      [We confirm that no Default is continuing.]*

2                                      We confirm that the ratio of Consolidated Total Debt to Annualised Consolidated EBITDA was [•].

3                                      We confirm that the ratio of Consolidated Total Debt to Consolidated Total Net Worth was [•].

4                                      We confirm that for the previous Measurement Period ending on [•], the ratio of aggregate Consolidated EBITDA for that Measurement Period and the previous Measurement Period ending on [•] to aggregate Debt Service for that Measurement Period and the previous Measurement Period ending on [•] was [•].

5                                      We confirm that during the previous financial year, the ratio of aggregate Consolidated EBITDA for that financial year to aggregate Debt Service for that financial year was never less than 1.75:1.

Signed:
General Director of
Closed Joint Stock Company “Ukrainian Mobile Communications”

*insert applicable certification language

We have reviewed the Facility Agreement and audited consolidated financial statements of Closed Joint Stock Company “Ukrainian Mobile Communications” for the year ended [                   ].

On the basis of that review and audit, nothing has come to our attention which would require any modification to the confirmations in paragraphs 2 or 3 of the above Compliance Certificate.

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

for and on behalf of

name of auditors of Closed Joint Stock Company “Ukrainian Mobile Communications”

SCHEDULE 7
Selection Notice

From:	Closed Joint Stock Company “Ukrainian Mobile Communications”

To:	Citibank International plc (as Agent)

Dated:

Dear Sirs

Closed Joint Stock Company “Ukrainian Mobile Communications” — US$200,000,000 Facility Agreement
dated [_______] 2005 (the “Agreement”)

1                                      We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2                                      We refer to the following Loan[s] with an Interest Period ending on [                   ].*

We request that the next Interest Period for the above Loan[s] is [                   ].

3                                      This Selection Notice is irrevocable.

Yours faithfully

for and on behalf of
Closed Joint Stock Company “Ukrainian Mobile Communications”

By:

Name:

Title: General Director

*Insert details of all Loans which have an Interest Period ending on the same date.

SCHEDULE 8
Parent Guarantee

SCHEDULE 9
Amended and Restated Parent Guarantee

The Borrower

Closed Joint Stock Company “Ukrainian Mobile Communications”

Address:	Leiptsyzska St. 15,

City of Kyiv, 01015,

Ukraine

Fax No:   +380 44 230 02 55

Attention:                           Mark Burden / Antonina Koroliova

By:

Name:

Title: General Director

The Bookrunners

Citibank, N.A.

By:

Name:

Title:

Address:                                                                                                                                        Citibank NA Loans Operations Department, 5th Floor, Citigroup Centre, 33 Canada Square, Canary Wharf, London E14 5 LB

Attn:                                                                                                                                                             UK Loans Processing Unit

Payment Instructions for USD:

Bank Name:                                           Citibank NA, New York

SWIFT:                                  CITIUS33

In favour of:                                          Citibank NA, London

SWIFT:                                  CITIGB2L

Account Number:                                10990765

Attn:                                                       UK Loans Dept

ING Bank N.V.

By:

Name:

Title:

Address:	49 St. Stephen’s Green, Dublin 2, Ireland

Tax Address:	Amstelveenseqeg 500, 1081 KL Amsterdam

Telephone:	+353 1 6384016

Fax:	+353 1 6384050

Email:	emma.condon@ie.ing.com

Attention:	Emma Condon

Payment Instructions for USD:

Name of Bank:	JP Morgan Chase, New York

SWIFT: CHASUS33

ING Bank Dublin Acc. No: 001-1-427457

SWIFT: INGBIE2D

Reference:	CJSC “Ukrainian Mobile Communications - USD 200m Facility Agreement, attn. Emma Condon

The Mandated Lead Arrangers

Citibank, N.A.

By:

Name:

Title:

ING Bank N.V.

By:

Name:

Title:

Raiffeisen Zentralbank Österreich AG

By:

Name:

Title:

Address:	Am Stadtpark 9, 1030 Vienna, Austria

Telephone:	+43 1 71707 1398

Fax:	+43 1 71707 2383

E-mail:	Verena.Walter@rzb.at

Attention:	Ms. Verena Walter

Payment Instructions for USD:

Name of bank:	Citibank N.A.

SWIFT:	CITIUS33

Account No.:	1092 - 0871

Account Name: Raiffeisen Zentralbank Österreich AG, Vienna

Reference:	CJSC “Ukrainian Mobile Communications - USD 112,500,000 Facility Agreement, attn. Verena Walter

The Original Lenders

Citibank, N.A.

By:

Name:

Title:

ING Bank N.V.

By:

Name:

Title:

Raiffeisen Zentralbank Österreich AG

By:

Name:

Title:

The Agent

Citibank International plc

Address:	2nd Floor, 4 Harbour Exchange Square, London E14 9GE

Fax:	+44 20 8636 3824

Attention:	Loans Agency

By:

Name:

Title:

Payment Instructions for USD:

Bank Name:	Citibank NA, New York

SWIFT: CITIUS33

In favour of:	Citibank International PLC

SWIFT: CITTGB2LELA

Account Number:	10963054

Attn:	Loans Agency/John Nelson